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                                                                    Exhibit 21.1
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SUBSIDIARIES OF THE REGISTRANT

                                                            JURISDICTION OF      PERCENT OF
PARENT                     SUBSIDIARIES                        ORGANIZATION       OWNERSHIP
Hawk Corporation           Friction Products Co.               Ohio                    100%
                           Logan Metal Stampings, Inc.         Ohio                    100%
                           Helsel, Inc.                        Delaware                100%
                           S.K. Wellman Holdings, Inc.         Delaware                100%
                           Hutchinson Products Corporation     Delaware                100%
                           Sinterloy Corporation               Delaware                100%
                           Clearfield Powdered Metals, Inc.    Pennsylvania            100%
                           Hawk International FSC, Corp.       Barbados                100%
                           Allegheny Powder Metallurgy, Inc.   Pennsylvania            100%

Friction Products Co.      Hawk Brake, Inc.                    Ohio                    100%

S.K. Wellman               S.K. Wellman Corp.                  Delaware                100%
Holdings, Inc.             Wellman Friction Products
                             U.K. Corp.                        Delaware                100%
                           S.K. Wellman S.p.A.                 Italy                    95%

S.K. Wellman Corp.         The S.K. Wellman Company
                             of Canada Limited                 Canada                  100%
                           S.K. Wellman S.p.A.                 Italy                     5%
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